                                                                      EXHIBIT 12

                             CP LIMITED PARTNERSHIP
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                        Company/
                                                        Company                        Predecessor             Predecessor
                                   -----------------------------------------------    ------------    ----------------------------
                                   For the Quarter    For the Year    For the Year    For the Year    For the Year    For the Year
                                       Ended            Ended            Ended           Ended           Ended           Ended
                                      June 30,        December 31,    December 31,    December 31,    December 31,    December 31,
                                        1996             1995            1994            1993            1992             1991
                                   ---------------    ------------    ------------    ------------    ------------    ------------
                                                                         (Dollars in thousands)
EARNINGS:
   Income before
      extraordinary charges            $3,599           $13,979         $14,897          $3,931          $2,921             $341
   Fixed charges                        3,194            12,488           6,027          12,708          14,334           14,626
                                       ------           -------         -------         -------         -------          -------
                                       $6,793           $26,467         $20,924         $16,639         $17,255          $14,967
                                       ======           =======         =======         =======         =======          =======
FIXED CHARGES:
   Interest expense                    $3,060           $11,914          $5,560         $12,381         $13,907          $14,206
   Amortization of deferred
      financing costs                     115               538             436             296             396              386
   Interest factor on rental
      expense (1)                          19                36              31              31              31               34
                                       ------           -------         -------         -------         -------          -------
                                       $3,194           $12,488          $6,027         $12,708         $14,334          $14,626
                                       ======           =======         =======         =======         =======          =======

RATIO OF EARNINGS TO
   FIXED CHARGES                         2.13              2.12            3.47            1.31            1.20             1.02
                                       ======           =======         =======         =======         =======          =======


(1) Amount represents one third of all rental expense (the proportion deemed representative of the interest factor).